Exhibit 10.1

Date:	May 26, 2006
To:	David A. Levin
President and CEO
From:	CMRG Compensation Committee

David:

This confirms your bonus for business year 2005. The results achieved yielded a 75% bonus against a target of $600,000 or $450,000. Congratulations on a great performance. At the April 24th meeting of the Board, the committee also recommended to the Board, and the Board authorized, that you should receive 200,000 options in recognition of your efforts during the 2005 business year, with an option price equal to the closing price of the Company’s common stock on April 24, 2006.

As to the current year, business year 2006, we are raising your salary to $750,000 effective as of May 1, 2006.

Your targeted base bonus for business year 2006 will be $750,000 and will be performance based. The sole metric will be EBITDA (before extraordinary items). The illustrative table below shows EBITDA and bonus amounts in round numbers. The actual bonus will be calculated from real EBITDA dollar amounts.

The following table illustrates the parameters of the plan:

EBITDA	Bonus %	Bonus $
*	0	0
*	80	600,000
*	85	637,500
*	90	675,000
*	95	712,500
*	100	750,000
*	105	787,500
*	110	825,000
*	115	862,500
*	120	900,000
*	125	937,500
*	130	975,000
*	135	1,012,500
*	140	1,050,000
*	145	1,087,500
*	150	1,125,000

The bonus is capped at 150% of your target. That is, any EBITDA in excess of *MM will still earn the maximum bonus of $1,125,000.

* [As supported by the Securities and Exchange Commission’s Frequently Asked Questions dated November 23, 2004 (Question 13), and consistent with the treatment of similar information under Instruction 2 to Item 402(k) of Regulation S-K, the Registrant has excluded information relating to target levels with respect to specific quantitative or qualitative performance – related factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Registrant].

For purposes of this 2006 Bonus Plan, the 2006 EBITDA shall include only those CMRG operations that existed in 2005. For example, if the Company acquires another business in 2006, EBITDA generated from that business shall be excluded for purposes of this 2006 Bonus Plan.

Eligibility:

As has been our custom, to be eligible for the bonus, you must be actively employed at the end of the fiscal year and at the time of the bonus distribution.

Kindest Regards,

Compensation Committee:

/s/ JESSE H. CHOPER	/s/ GEORGE T. PORTER, JR.
Jesse H. Choper	George T. Porter, Jr.